EXHIBIT 99.1

Contact:	Raghuram Selvaraju, Investor Relations
investorrelations@tymeinc.com
(646) 205-1603

Media Contact:	Mike Beyer, Sam Brown, Inc.
(312) 961-2502
mikebeyer@sambrown.com

Tyme Technologies, Inc. Reports Second Quarter 2015 Financial Results

NEW YORK, August 14, 2015 – Tyme Technologies, Inc. (OTC QB: TYMI), a research and development company focused on developing drug candidates for the treatment of cancer, today reported financial results for the quarter ended June 30, 2015.

“We are pleased with the progress made in the first half of this year,” said Steve Hoffman, Chief Executive Officer of the Company. “Following the completion of our reverse merger in March, we strengthened our team with a new CFO and expanded our medical advisory board. We look forward to continuing this progress as we advance the clinical development plans for our lead oncology product candidate.”

Second Quarter 2015 Financial Results

•

Research and development expenses were $790,692 for the three months ended June 30, 2015, compared to $37,500 for the same period in 2014. All research and development expenditures incurred were related to the Company’s lead drug candidate, SM-88, and its technology platform.

•	For the three months ended June 30, 2015, total operating costs and expenses were $1,750,286, compared to $146,733 for the same period in 2014.

•

General and administrative expenses were $959,594 for the three months ended June 30, 2015, compared to $109,233 for the same period in 2014. General and administrative expense are expected to increase, subject to securing ongoing funding, as operations grow.

•	Net loss for the period ended June 30, 2015 was $1,750,286, compared to $153,864 for the same period in 2014.

About Tyme

Tyme is a pharmaceutical company focused on discovering and developing highly targeted cancer therapeutics for a broad range of oncology indications. Tyme is the originator of what it believes to be a novel, proprietary treatment regimen consisting of a rationally-designed combination of therapeutic agents aimed at exploiting the aberrant metabolic characteristics of cancer cells as well as activating the endogenous immune response against tumors. Tyme’s approach is hypothesized to permit selective elimination of cancer cells, while simultaneously improving patients’ well-being, particularly with respect to pain severity and functional independence.

Tyme is currently developing for use in humans SM-88, a proprietary compound, which the Company believes to be a first-in-class drug that harnesses the body’s own immune defenses to fight tumor cells. SM-88 is a novel combination drug that synergistically targets the unique metabolic features of cancer cells, thus providing a selective method of altering the susceptibility of cancer cells to oxidative stress. Tyme has completed a proof-of-concept clinical study for SM-88 in late-stage cancer patients with relapsed or highly refractory disease and is working towards submitting an Investigational New Drug (IND) application to the U.S. Food and Drug Administration, with the goal of beginning a randomized clinical trial in multiple U.S. centers in the near future. Tyme anticipates an IND submission to the FDA in the second half of 2015.

For more information, visit our website: www.tymetechnologiesinc.com.

Safe Harbor Statement

This press release contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” of Tyme’s Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission on April 16, 2015 (available at www.sec.gov).

Readers can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements, and forward-looking statements within this press release include statements regarding our drug development strategies, clinical trials and plans for submitting an IND with the FDA. Forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, readers should not place undue reliance on these forward-looking statements.

# # #